Exhibit 10








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                          ASSET PURCHASE AGREEMENT



                               by and between



                        AMERICAN HOME MORTGAGE CORP.
                               as "Purchaser"




                                    and




                             COMMONWEALTH BANK
                                as "Seller"




                           Dated February 8, 2001







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
                              TABLE OF CONTENTS
                                                                        Page
                                                                        ----
                                  ARTICLE I

                                 DEFINITIONS
1.1.   Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                  ARTICLE II

                   PURCHASE AND SALE OF TRANSFERRED ASSETS

2.1.   Transferred Assets. . . . . . . . . . . . . . . . . . . . . . .   5
2.2.   Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . .   5
2.3.   Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . .   6
2.4.   Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . .   6
2.5.   Adjustments to the Payment of the Purchase Price. . . . . . . .   7
2.6.   Allocation of Purchase Price. . . . . . . . . . . . . . . . . .   7
2.7.   Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . . .   7

                                ARTICLE III

                                  CLOSING

3.1.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
3.2.   Seller's Deliveries at the Closing. . . . . . . . . . . . . . .  8
3.3.   Purchaser's Deliveries at the Closing . . . . . . . . . . . . .  8

                                ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1.   Organization of the Company; Authorization. . . . . . . . . . .  8
4.2.   No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . .  9
4.3.   Consents and Approvals. . . . . . . . . . . . . . . . . . . . .  9
4.4.   Compliance with Applicable Laws; Permits and Licenses . . . . .  9
4.5.   Processing; Fannie Mae and Freddie Mac Approval . . . . . . . .  10
4.6.   Absence of Certain Changes. . . . . . . . . . . . . . . . . . .  10
4.7.   Title to Transferred Assets; Right to Convey. . . . . . . . . .  10
4.8.   Seller Contracts and Commitments. . . . . . . . . . . . . . . .  11
4.9.   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
4.10.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
4.11.  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . .  12

4.12.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.13.  Transferred Employees . . . . . . . . . . . . . . . . . . . . .  14
4.14.  Historical Data . . . . . . . . . . . . . . . . . . . . . . . .  14

                                 ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1.   Organization of Purchaser; Authorization. . . . . . . . . . . .  14
5.2.   No Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.3.   Compliance with Applicable Laws; Permits and Licenses . . . . .  15
5.4.   Consents and Approvals. . . . . . . . . . . . . . . . . . . . .  15
5.5.   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
5.6.   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                 ARTICLE VI

                           ACTIONS BY THE SELLER
                   AND THE PURCHASER PRIOR TO THE CLOSING

6.1.   Conduct of Business . . . . . . . . . . . . . . . . . . . . . .  16
6.2.   Access to Information . . . . . . . . . . . . . . . . . . . . .  16
6.3.   Regulatory and Other Authorizations . . . . . . . . . . . . . .  17
6.4.   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
6.5.   Accrued Vacation of Transferred Employees . . . . . . . . . . .  17
6.6.   Release from Assumed Liabilities. . . . . . . . . . . . . . . .  17
6.7.   Further Action. . . . . . . . . . . . . . . . . . . . . . . . .  17
6.8.   Backup Documentation. . . . . . . . . . . . . . . . . . . . . .  18

                                 ARTICLE VII

                         TRANSITIONAL LOAN PROCESSING

7.1.   In General. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
7.2.   Sale of Certain Loans by Seller to Purchaser. . . . . . . . . .  18
7.3.   Seller's Right of First Refusal . . . . . . . . . . . . . . . .  18
7.4.   Certain Commissions Payable . . . . . . . . . . . . . . . . . .  18
7.5.   Access to Facilities. . . . . . . . . . . . . . . . . . . . . .  18
7.6.   Operation of the Business During the Transition Period. . . . .  19
7.7.   Use of Tradename and Web site . . . . . . . . . . . . . . . . .  19

                                 ARTICLE VIII

                            CONDITIONS TO CLOSING

8.1.   Conditions to Obligations of the Seller . . . . . . . . . . . .  19

8.2.   Conditions to Obligations of the Purchaser. . . . . . . . . . .  20

                                 ARTICLE IX

                   ACTIONS BY THE SELLER AND THE PURCHASER
                              AFTER THE CLOSING

9.1.   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . 21
9.2.   Books and Records; Access to Information. . . . . . . . . . . . 22

                                 ARTICLE X

                              INDEMNIFICATION

10.1.  Survival of Certain Representations and Warranties. . . . . . . 23
10.2.  Indemnification by the Purchaser. . . . . . . . . . . . . . . . 23
10.3.  Indemnification by the Seller . . . . . . . . . . . . . . . . . 24

                                ARTICLE XI

                        TERMINATION AND ABANDONMENT

11.1.  Methods of Termination. . . . . . . . . . . . . . . . . . . . . 25
11.2.  Procedure Upon Termination. . . . . . . . . . . . . . . . . . . 26
11.3.  Effect of Termination . . . . . . . . . . . . . . . . . . . . . 26

                               ARTICLE XII

                              MISCELLANEOUS

12.1.  Specific Performance. . . . . . . . . . . . . . . . . . . . . . 26
12.2.  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
12.3.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
12.4.  Choice of Law . . . . . . . . . . . . . . . . . . . . . . . . . 28
12.5.  Entire Agreement; Amendments and Waivers. . . . . . . . . . . . 28
12.6.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 28
12.7.  Invalidity. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
12.8.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
12.9.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
12.10  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

SCHEDULES AND EXHIBITS

Schedules:
- ----------

2.1(a)    -   Leases
2.1(b)    -   Equipment and Other Assets
2.1(c)    -   Acquired Pipeline Loans
2.1(d)    -   Seller Contracts
2.1(e)    -   Records
2.1(g)    -   Computer Programs
2.1(i)    -   Deposits and Other Cash Items
2.2(b)    -   Transferred Employees
2.3       -   Excluded Assets
2.6       -   Allocation Schedule
4.3       -   Seller Consents and Approvals
4.9       -   Litigation
4.11(a)   -   Benefit Plans
4.11(b)   -   Transferred Employee Plans
4.11(c)   -   Severance Arrangements
4.11(d)   -   Transferred Employees on Leave or Disability
4.12      -   Taxes
4.14      -   Historical Data
5.4       -   Purchaser Consents and Approvals
7         -   Loan Procedure Schedule

Exhibits:
- ---------

Exhibit A     Form of Assumption Agreement
Exhibit B     Form of Loan Processing Agreement
Exhibit C     Loan Processing and Closing Services During the Transition Period
Exhibit D     Determination of Gross Revenue

     This Asset Purchase Agreement, dated February 8, 2001 (together with all schedules and exhibits hereto, the "Agreement"), is by and between American Home Mortgage Corp., a corporation organized and existing under the laws of the state of New York ("Purchaser") and Commonwealth Bank, a Pennsylvania chartered savings bank ("Seller").


                                RECITALS

      WHEREAS, ComNet Mortgage Services ("ComNet"), a division of the Seller, is primarily engaged in the initiation and administration of residential mortgage loans both on a "retail" and "wholesale" basis (collectively, the "Business");

      WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, certain of the assets of the Seller which are related to the Business (the "Transferred Assets");

      WHEREAS, the Seller desires that the Purchaser assume, and the Purchaser has agreed to assume, certain of the liabilities of the Seller which are related to the Business (the "Assumed Liabilities");

      WHEREAS, the Boards of Directors of the Purchaser and the Seller have approved, and deem it fair to, advisable and in the best interests of their respective stockholders to consummate the sale by the Seller and the acquisition by the Purchaser of the Transferred Assets and assumption of the Assumed Liabilities by the Purchaser upon the terms and subject to the conditions set forth herein; and

      WHEREAS, the Seller and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the foregoing.

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

                               ARTICLE I

                              DEFINITIONS

      1.1. Defined Terms. Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

	"Acquired Pipeline Loans" means those Loan applications filed with the Seller prior to the Effective Date, but not closed by the Seller, in respect of which the interest rate for such Loan is variable and not "locked," which Acquired Pipeline Loans shall constitute a portion of the Transferred Assets, all as more particularly set forth on Schedule 2.1(c) hereof.




      "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term "control" of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms and phrases "controlling", "controlled by" and "under common control with" have correlative meanings.

      "Allocable Overhead" means with respect to the Transition Period, the direct costs of the Seller incurred for the benefit of the Purchaser with respect to the Business, including, but not limited to, utilization by the Purchaser of Seller's personnel and office space equitably allocated between the parties.

      "Assumed Liabilities" means the liabilities of the Seller which are assumed by the Purchaser pursuant to the Assumption Agreement or this Agreement.

     	"Bank Loans" means those Loan applications received through customers or prospects of the Seller's banking division where the Seller's banking division notifies the Purchaser of its desire for the Purchaser to process such Loan for the account of the Seller's banking division, but does not include Interest Rate Committed Pipeline Loans, Portfolio Loans or Reject Loans.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Pennsylvania are authorized or required by law to close.

	"Closing" is defined in Section 3.1.

	"Closing Date" means the date on which the Closing occurs pursuant to Section 3.1.

	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

	"Computer Programs" means that licensed software utilized by Seller in connection with the Business and identified on Schedule 2.1(g) hereof.

	"Conforming Loans" means those Loans which are eligible for sale to "Fannie Mae" and "Freddie Mac".

	"Effective Date" shall be February 12, 2001.

	"Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, right-of-way, restriction, encumbrance or other similar right of a third party.

	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

	"Excluded Assets" is defined in Section 2.3.

	"Franchise Loans" means all Loan applications which are generated by the Business other than Bank Loans, Interest Rate Committed Pipeline Loans, Portfolio Loans or Reject Loans.

	"Gross Revenue" means that calculation set forth on Exhibit D hereto.

	"Interest Rate Committed Pipeline" shall mean those Loan applications of the Seller with respect to which the interest rate is "locked-in" prior to the Effective Date.

	"Jumbo Loans" means those Loans which are not eligible for sale to "Fannie Mae" or "Freddie Mac" because they do not meet "Fannie Mae" or "Freddie Mac" lending limit guidelines.

	"Leases" is defined in Section 2.1(a).

	"Leased Real Property" is defined in Section 2.1(a).

	"Loan" means any loan or lease at any time held, serviced or sold by the Seller to the extent that the Seller has any liability, obligation or duties with respect thereto.

	"Loan Processing Agreement" means the agreement to be entered into by and between Seller and Purchaser, a form of which is attached hereto as Exhibit B.

	"Loan Documents" means the note, mortgage, deed of trust, security agreement, or other instrument securing the note and the related documents for each Loan.

	"Material Adverse Effect" means: (i) with respect to the Seller, an adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement and an adverse effect that is material to the Business, the Transferred Assets, Assumed Liabilities, condition (financial or otherwise), results of operations or prospects of the Seller, or the Acquired Branches; and (ii) with respect to the Purchaser, an adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and an adverse effect that is material to the business, assets, liabilities, conditions (financial or otherwise), results of operations, prospects of the Purchaser's business or property of the Purchaser.

	"Person" means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a division or operating group of any of the foregoing, a government or any department or agency thereof or any other entity.

	"Personnel" is defined in Section 4.9.

	"Portfolio Loan" shall mean a Loan application made at the request of the Seller as an accommodation to an existing customer or prospect of the Seller's banking division, which would not normally be offered by the Purchaser.

	"Purchase Price" is defined in Section 2.5.

	"Purchaser's Tax Claim" means any claim for damages resulting from the imposition of a Tax upon the Purchaser, the Business or the Transferred Assets other than a Tax: (i) arising out of the conduct and operation of the Business and the Transferred Assets by the Purchaser after the Closing Date; or (ii) assumed pursuant to the provisions of this Agreement or the Assumption Agreement.

	"Reject Loan" means a Loan application approved by the Seller prior to the Effective Date that does not conform to the Seller's underwriting guidelines as in effect on the date hereof.

	"Representative" means any officer, director, principal, agent, employee, counsel, consultant, independent auditor or other representative of a Person.

	"Retail Loan" means any Loan originated by the Acquired Branches.

	"Returned Loan" means an Acquired Pipeline Loan which has not closed and which has been returned to the Seller for failure to comply with any "Fannie Mae," "Freddie Mac," VA, FHA and any other applicable lender guidelines.

	"Seller Actions" is defined in Section 4.9

	"Seller Contracts" means those contracts (other than the Acquired Leases and Computer Programs) of Seller with respect to the Business including, but not limited to, capital leases, agreements with correspondents, brokers and other intermediaries, service agreements relating to the service and maintenance of equipment and software licenses, all as more particularly set forth on Schedule 2.1(d) hereof.

	"Seller's Tax Claim" means any claim for damages resulting from the imposition of a Tax upon the Seller: (i) arising out of the conduct and operation of the Business and the Transferred Assets after the Closing Date; or (ii) the liability for which was transferred to, or assumed by, the Purchaser as a result of this transaction or as provided for in this Agreement or the Assumption Agreement.

	"Tax" or "Taxes" means all income, gross receipts, sales, excise, bulk transfer, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments, levies or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

	"Tax Return" is defined in Section 4.12(e).

	"Transferred Assets" is defined in Section 2.1.

	"Transition Period" means the period of time commencing with the Effective Date through and including the Closing Date.

	"Wholesale Loan" means any Loan originated by a correspondent, broker or any other intermediary.

                                 ARTICLE II

                   PURCHASE AND SALE OF TRANSFERRED ASSETS

	2.1. Transferred Assets. Subject to the terms and conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, on the Closing Date the following Transferred Assets:

	(a) The Seller's rights in, to and under the real estate leases described on Schedule 2.1(a) (the "Leases"), together with all of Seller's right, title and interest, if any, in the offices, fixtures and improvements situated thereon (the "Leased Real Property") and any and all assignable warranties of third parties covering such buildings, fixtures and improvements;

	(b) The furniture, fixtures and leasehold improvements of the Seller primarily located in the Leased Real Property, and used principally in connection with the Business, all as more particularly set forth on
Schedule 2.1(b) (the "Equipment"), and any and all assignable warranties of third parties covering the Equipment;

	(c)         The Acquired Pipeline Loans;

	(d) All rights of the Seller in, to and under the Seller Contracts set forth on Schedule 2.1(d);

	(e) All books, records, accounting records, drawings, customer lists, files and documents of the Seller relating exclusively to the Business, the Transferred Assets and the Assumed Liabilities whether located upon the Leased Real Property or elsewhere (the "Records") as more particularly described on Schedule 2.1(e). Under no circumstances shall the term Records relate to any other records of the Seller with respect to any business of the Seller other than the Business and the Transferred Assets, including, but not limited to business, financial, tax, customer information, corporate records or otherwise;

	(f)         Intentionally Omitted;

	(g) To the extent assignable, without material expense to Seller, all Computer Programs;

	(h)         The goodwill, if any, associated with the Business; and

	(i) All security deposits on Leases, accounts receivable due from employees of Seller with respect to laptop computer financing provided to such employees, and petty cash maintained at the Acquired Branches (with an aggregate amount not to exceed $2,200, all as more particularly set forth on
Schedule 2.1(i) hereof.

	2.2. Assumed Liabilities. Subject to the terms and conditions of this Agreement, the Purchaser shall assume, as of the Effective Date, the Assumed Liabilities. All liabilities of the Seller not assumed by the Purchaser pursuant to the Assumption Agreement, a form of which is attached hereto as Exhibit A, or this Agreement shall remain the obligation of the Seller. Subject to the terms and conditions of this Agreement, the Purchaser shall execute and deliver to the Seller the Assumption Agreement on the Closing Date.

	(a) The Purchaser shall assume, to the extent they may be assigned without payment by the Seller or the Purchaser with respect to such assignments, the Seller's real estate leases for the Leased Real Property located in: (i) Norristown ("Delmont"), Pennsylvania (the "Delmont Branch");
(ii) Horsham, Pennsylvania (the "Horsham Branch"); (iii) Millersville, Maryland, (the "Millersville Branch"); (iv) Bethesda, Maryland (the "Bethesda Branch"); and (v) Baltimore ("Pikesville"), Maryland (the "Pikesville Branch" and, collectively with the Delmont Branch, the Horsham Branch, the Millersville Branch and the Bethesda Branch, the "Acquired Branches"). As of the Effective Date, Purchaser shall assume and be responsible for all costs and expenses, including, but not limited to, employee-related and other operational expenses (other than selling commissions related to the Interest Rate Committed Pipeline Loans) of the Acquired Branches and that portion of the Allocable Overhead of the Seller related to operation of the Business at Seller's headquarters.

	(b) The Purchaser will use its commercially reasonable efforts to employ certain employees of the Seller who are performing services in connection with the Business in accordance with the provisions of this Section. Those Seller employees that will become employees of the Purchaser (the "Transferred Employees") shall be mutually agreed upon by the parties hereto and shall be set forth on Schedule 2.2(b). Purchaser shall also use its commercially reasonable efforts to assume the existing Seller Contracts with those independent contractors and sales agents of the Seller who intend to become independent contractors and sales agents of the Purchaser (the "Transferred Sales Agents"). Purchaser shall use its commercially reasonable efforts to enter into similar agreements with such Transferred Employees and Transferred Sales Agents on terms substantially similar to their existing agreements with Seller. Subject to Section 4.13, under no circumstances shall Seller be liable to the Purchaser in respect of any Transferred Employee or Transferred Agent who does not become an employee or agent of Purchaser or who becomes an employee or agent of Purchaser and subsequently terminates his or her association with Purchaser, and Purchaser acknowledges and agrees that no such warranty, express or implied, is intended by Seller.

	2.3. Excluded Assets. The Seller shall retain, and the Purchaser shall not purchase, the following assets, regardless of whether or not such assets might be construed as constituting a portion of the Business: (i) those assets set forth on Schedule 2.3 hereof; (ii) Interest Rate Committed Pipeline Loans; (iii) the Returned Loans, if any; and (iv) Portfolio Loans
(collectively, the "Excluded Assets"), all of which shall remain the sole and exclusive property of the Seller, free and clear of any claim of the Purchaser.

	2.4. Purchase Price. Upon the terms and subject to the conditions contained herein, on the Closing Date, as consideration for the purchase of the Transferred Assets, Purchaser shall pay to Seller the purchase price (the "Purchase Price") consisting of cash in the amount of (i) $30,000, plus (ii) the mean of (a) the Seller's net book value for the Equipment identified on Schedule 2.1(b), and (b) the fair market value of such Equipment, determined by a mutually agreeable independent third party appraiser (the "Appraiser"). All fees and expenses of the Appraiser shall be borne by the Purchaser. The Purchase Price shall be payable by wire transfer, in immediately available funds to an account which Seller shall designate in writing to Purchaser prior to the Closing Date, in lawful money of the United States of America.

	2.5. Adjustments to the Payment of the Purchase Price. Payment of the Purchase Price shall be adjusted to take into consideration all revenues received by Seller in respect to the Business between the Effective Date and the Closing Date (the "Transition Period"), less all costs and expenses incurred by Seller in respect of the Business during the Transition Period including, but not limited to, costs and expenses related to employees, Leased Property, and all other charges and expenses incurred by Seller for the benefit of Purchaser during the Transition Period. Additionally, "lock-in" fees and "commitment" fees, if any, collected from borrowers by the Seller in connection with the Transition Loans shall be reimbursed to Purchaser at the Closing. No later than five (5) Business Days prior to the anticipated Closing Date, Seller shall prepare a tentative accounting of the above revenue and expense items and submit the same for Purchaser's review and consideration, and predicated upon such accounting the parties covenant and agree to adjust the Purchase Price accordingly. Within thirty (30) days following the Closing Date, Purchaser and Seller covenant and agree to work in good faith to finalize the accounting of the Transition Period and to make (and to pay or credit, as the case may be) any final adjustment necessary to give effect to the transactions contemplated hereby as of the Effective Date. All revenues, costs and other expenses attributable to the Transferred Assets and the Assumed Liabilities shall be prorated as of the Effective Date. All revenues, costs and expenses relating to the Transferred Assets and Assumed Liabilities prior to the Effective Date shall be Seller's responsibility, and all revenues, costs and expenses relating to the Transferred Assets and Assumed Liabilities on and after the Effective Date shall be Purchaser's responsibility. To the extent that any operating costs are not as yet due and owing on or after the Effective Date, Purchaser shall promptly pay or reimburse Seller for Purchaser's pro-rata portion thereof upon receipt by Purchaser of evidence reasonably satisfactory to Purchaser of payment by Seller of each cost.

	2.6. Allocation of Purchase Price. Purchaser and Seller agree to allocate the Purchase Price (and all other capitalized cost, including all Assumed Liabilities) among the Transferred Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule (the "Allocation Schedule") to be attached hereto on or prior to the Closing Date as Schedule 2.6. The Purchaser and the Seller agree to file IRS Form 8594 and all federal, state, local and foreign Tax Returns in accordance with the Allocation Schedule, and provide to each other any information within their possession required to complete Form 8594.

	2.7. Transfer Taxes. Notwithstanding any provision herein to the contrary, all transfer, documentary, sales, use, registered, value-added and other similar Taxes, and any penalties, interest, and additions to such Taxes, that are incurred in connection with the transactions contemplated herein shall be borne by Seller.

                                ARTICLE III

                                  CLOSING

	3.1. Closing. Unless the parties otherwise agree in writing, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the date which is five (5) Business Days after satisfaction or waiver of all the conditions within the time limitations set forth in Section 11.1 (such date, the "Closing Date"). The Closing shall be held at 9:00 a.m., local time, on the Closing Date, at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038.

	3.2. Seller's Deliveries at the Closing. At the Closing, the Seller shall deliver to the Purchaser bills of sale, endorsements, assignments and all other instruments of transfer, satisfactory in form and substance to the Purchaser and its counsel, as shall be effective and necessary to vest in the Purchaser all of the Seller's interest in and title to the Transferred Assets, together with the opinions, certificates and other agreements contemplated by Article VIII.

	3.3. Purchaser's Deliveries at the Closing. At the Closing, the Purchaser shall deliver to the Seller: (i) the Purchase Price, in immediately available funds, as provided in Section 2.4 and as adjusted pursuant to
Section 2.5; (ii) the Assumption Agreement duly executed by the Purchaser; and
(iii) the opinions, certificates and other agreements contemplated by
Article VIII.


                                ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

	The Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

	4.1. Organization of the Company; Authorization. The Seller is a Pennsylvania chartered savings bank duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and is qualified to conduct the Business in such other jurisdictions where the failure to so qualify would cause a Material Adverse Effect and has all licenses necessary to carry on the Business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a mortgaged property is located, if the laws of such state require licensing or qualification in order to conduct the Business, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the Acquired Pipeline Loans and the servicing of the Acquired Pipeline Loans in accordance with the terms of this Agreement. The Seller has the full corporate power, authority and legal right to transfer and convey the Acquired Pipeline Loans to the Purchaser and to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller (except to the extent that enforceability is limited by bankruptcy and other similar laws affecting creditors rights generally), regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms. This Agreement has been duly executed and delivered by the Seller and, assuming the due execution and delivery of this Agreement by Purchaser, is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

	4.2. No Conflicts. Neither the execution and delivery of this Agreement, the origination of the Acquired Pipeline Loans by the Seller, the sale of the Acquired Pipeline Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of, or default under, any of the terms, conditions or provisions of the Seller's charter or by-laws or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its properties are subject, or result in the creation or imposition of any lien, charge or encumbrance that would have a Material Adverse Effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Acquired Pipeline Loans, impair the value of the Acquired Pipeline Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement.

	4.3. Consents and Approvals. Except as set forth on Schedule 4.3, no consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or other third party is required to be made or obtained by the Seller or any of its Affiliates on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not interfere with the ability of the Seller to consummate the transactions contemplated by this Agreement, the Assumption Agreement and the Loan Processing Agreement, a form of which is attached hereto as Exhibit B.

	4.4. Compliance with Applicable Laws; Permits and Licenses. The Seller is not in violation of any applicable federal, state, or local law, statute, ordinance, rule, regulation, order or guideline pertaining to the Acquired Pipeline Loans, its origination or production practices, or otherwise relating to its purchase or sale of the Acquired Pipeline Loans or the Business, including but not limited to, real estate settlement procedures, fair credit reporting, and every other prohibition against unlawful discrimination or governing consumer credit, and also including, without limitation, the Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Law, in particular, Regulation Z as amended, the Flood Disaster Protection Act of
1973, and state consumer credit
codes and laws; the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. The Seller has not received notice of any material, unremedied violation of any applicable law, rule, regulation, order, writ or decree of any court or any governmental agency or instrumentality (collectively, "Regulations"), where the consequences of such violation would have a Material Adverse Effect. The Seller holds all governmental or regulatory licenses, permits and authorizations necessary for the ownership and conduct of the Business in each of the jurisdictions in which the Business is presently being conducted or operated, and such governmental or regulatory licenses, permits and authorizations are in full force and effect, except where the failure to hold any thereof or the failure of any thereof to be in full force and effect would not have a Material Adverse Effect.

	4.5. Processing; Fannie Mae and Freddie Mac Approval. The Acquired Pipeline Loans have been originated and processed by the Seller, in the ordinary and usual course of the Seller's business consistent with its past practice and in accordance with all applicable federal and state regulatory requirements, as well as all legal requirements. The Seller is a "Fannie Mae" and "Freddie Mac" approved seller/servicer in good standing with each of those institutions. The Seller is, and to the best knowledge of the Seller, the Acquired Pipeline Loans are, in compliance with all "Fannie Mae," "Freddie Mac," VA, FHA and any other applicable lender guidelines.

	4.6. Absence of Certain Changes. Since the date of the Seller's provision of historical financial information for the period ending December 31, 1999, there has not been any material adverse change in the Business, Transferred Assets or the Assumed Liabilities, except for: (i) changes contemplated hereby or relating to the transactions contemplated hereby;
(ii) changes in the ordinary course of business; or (iii) changes which have not, individually or in the aggregate, had a Material Adverse Effect.

	4.7. Title to Transferred Assets; Right to Convey. The Seller has good title to, or valid and subsisting leasehold interests in, all of the Transferred Assets to be conveyed by it, free and clear of all liens, claims and encumbrances of every kind and nature, and will convey the same to the Purchaser, subject however to:

	(a)         liens for taxes and assessments not yet due and payable;

	(b) liens for taxes, assessments, charges and other claims the validity of which the Seller is contesting in good faith;

	(c) the Seller Contracts being subject to the Seller's obligations thereunder and to the rights and obligations of the other parties thereto;

	(d) the required consents of third parties with respect to Seller Contracts, Acquired Leases and Computer Programs which are necessary or appropriate in connection with the assignment and transfer thereof by Seller to Purchaser;

	(e) the existence of imperfections of title, exceptions, liens, security interests, claims, and other charges and encumbrances which do not interfere materially with the Seller's present use or ownership of any of the Transferred Assets; and

	(f) the fact that no Encumbrance is created on any of the Transferred Assets as a result of the transactions contemplated in this Agreement.

	4.8.        Seller Contracts and Commitments.

	(a) The Leases listed on Schedule 2.1(a) include all Leases for the Acquired Branches, and copies thereof shall be furnished to the Purchaser.

	(b) The assumed Seller Contracts set forth on Schedule 2.1(d) include all material leases for personal property and Company contracts related to the Assumed Liabilities. Copies of such Seller Contracts shall be provided to the Purchaser.

	(c) All Seller Contracts and Leases are in full force and effect, valid and existing and binding, and each of them is binding upon and enforceable against Seller, and to the knowledge of Seller, against the other parties thereto in accordance with their respective terms; and (ii) neither the Seller, nor to the best of Seller's knowledge, any other party to such Seller Contract or Lease, is in default under the terms thereof, and, to the knowledge of Seller, there exists no condition which, after notice or lapse of time or both, would constitute such a default, other than those defaults which, individually, or in the aggregate, would not have a Material Adverse Effect. Except as set forth in the Seller Contracts and Leases, no consents to the assignment to the Purchaser of any such Seller Contracts or Leases are required.

	(d)         The Seller is not a party to any written or oral:

      (i) Seller Contracts affecting the Transferred Assets or Assumed Liabilities not made in the ordinary course of business; or

      (ii) Seller Contracts containing covenants limiting, in a manner which is material to the Transferred Assets or Assumed
   Liabilities, its freedom to engage in any line of business in any geographic area or to compete with any Person.

	4.9. Litigation. Except as set forth on Schedule 4.9, there is no action, order, writ, injunction, judgment or decree outstanding, or suit, litigation, proceeding, labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans for any officers, employees or agents of the Seller employed in connection with the Business (collectively, "Personnel")), arbitration, investigation or reported claim, pending or, to the Seller's knowledge, threatened, before any court, governmental entity or arbitrator (collectively, "Seller Actions"), relating to: (i) the Acquired Branches; (iii) the Transferred Assets; or (iii) the transactions contemplated by this Agreement, except in each case for Seller Actions which, if adversely determined, would not have a Material Adverse Effect.

	4.10. Brokers. Other than Friedman, Billings and Ramsey, in respect of which Seller shall be solely and exclusively liable, the Seller has not employed, and is not subject to any valid claim of, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions. Seller is solely responsible for any payment, fee or commission that may be due to the Seller's advisors in connection with the transactions contemplated hereby.

	4.11.       Employee Benefits.

	(a) Except as set forth on Schedule 4.11(a), there are no employee benefit plans or arrangements of any type (including, without limitation, plans described in section 3(3) of ERISA), whether or not currently in effect, maintained or contributed to by or on behalf of the Seller for the benefit of any current or former employee of the Business ("Benefit Plans"). No such Benefit Plan is a "multiemployer plan" (within the meaning of section 4001(a)(3) of ERISA). With respect to any Benefit Plan or any similar plan or arrangement maintained or contributed to by an entity affiliated with the Seller under Section 414(b), (c), (m) or (o) of the Code, no condition exists and no event has occurred that could result in liability being imposed on the Purchaser or any of its Affiliates.

	(b) Schedule 4.11(b) indicates which, if any, Benefit Plans cover persons who, immediately preceding the Effective Date, are affiliated with Seller and who will or may become Transferred Employees (as defined in Section 2.2(b)) (each a "Transferred Employee Plan"). With respect to each Transferred Employee Plan, the Seller has delivered to the Purchaser complete and accurate copies (where applicable) of: (i) all plan texts and agreements;
(ii) all material employee communications; (iii) the most recent annual report; (iv) the most recent annual and periodic accounting of plan assets;
(v) the most recent determination letter received from the IRS; and (vi) the most recent actuarial valuation. Except as set forth on Schedule 4.11(b), no Transferred Employee Plan that is a "welfare plan" (as defined in section 3(1) of ERISA provides medical or death benefits (whether or not insured) with respect to current or former employees beyond their termination of employment (other than coverage mandated by law).

	(c) Except as set forth on Schedule 4.11(c) and other than the acceleration by the Seller of the vesting of certain rights of employees under the Seller's profit-sharing plan, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any Transferred Employee to severance pay from the Seller; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Transferred Employee; or (iii) result in an "excess parachute payment" (as defined in section 280G(b)(1) of the Code) to any Transferred Employee.

	(d) Except as set forth on Schedule 4.11(d), no Transferred Employee is on a leave of absence by reason of sickness or disability.

	4.12.       Taxes.  Except as set forth on Schedule 4.12:

	(a) The Seller: (i) has duly and timely filed or caused to be filed with the appropriate authorities all Tax Returns (as defined below) related to the Acquired Branches or the Transferred Assets, including, without limitation, its income, assets or operations, and properly included the items related thereto in such Tax Returns, which Tax Returns are true, correct and complete in all material respects; and (ii) has duly and timely paid or caused to be paid to the appropriate authorities all Taxes (as defined below) with respect thereto. The Seller has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes related to the Acquired Branches or the Transferred Assets and has, within the time and in the manner prescribed by applicable Law, collected or withheld and timely paid over to the proper governmental authorities all amounts required to be so collected or withheld and paid over under all applicable laws.

	(b) There is no tax Encumbrance on any of the Transferred Assets. There is not pending or proposed, or to the best knowledge of the Seller, threatened, any audit, examination, investigation, dispute, deficiency, assessment, refund, litigation, claim or other administrative or judicial proceeding that could result in additional Tax on or related to the Acquired Branches or any of the Transferred Assets. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns, that the Seller is or may be subject to tax by such jurisdiction. No Taxing authority has proposed or asserted any adjustment that would result in an additional Tax on or related to the Acquired Branches or any Transferred Asset or with respect to which an Encumbrance might be imposed on any Transferred Asset that has not been settled and paid. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extensions of time with respect to an assessment of deficiency. The Purchaser is not a transferee of the Seller within the meaning of section 6901 of the Code or any similar provision of applicable law.

	(c) None of the Assumed Liabilities is an obligation to make a payment that, indirectly or collectively, would not be deductible pursuant to
Section 162(m), 280G, or 404 of the Code. The Seller is not a party to a tax sharing, indemnification or allocation agreement which has any continuing effect, on and after the Closing Date, on Purchaser, the Transferred Assets or the Assumed Liabilities.

	(d) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature (including, without limitation, all net income, gross income, gross receipts, sales, use ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, environmental (including, without limitation, any tax imposed by section 59A of the Code), occupation, disability, occupancy, recording, property, minimum, environmental or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever), including any liability as a transferee (including, without limitation, under section 6901 of the Code or any similar provision of applicable law), as a result of Treasury Regulation Section 1.1502-6, or pursuant to any tax sharing or other agreement, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing authority (domestic or foreign).

	(e) "Tax Return" means any return, declaration, report, information return, claim for refund or credit or statement, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed with any federal, state, local or foreign governmental entity or agency in connection with the determination, assessment, collection, payment or refund of Taxes or the administration of any laws or administrative requirements relating to Taxes or ERISA.

	4.13.       Transferred Employees.   Neither (i) Patrick Ward, President
of the Seller, (ii) Ted Aicher, Vice President and Treasurer of the Seller, nor (iii) Peter Kehoe, Senior Vice President of the Seller and President of ComNet, has received notice, either written or oral, or has knowledge, that any of the Transferred Employees or Transferred Agents as set forth on
Schedule 2.2(b) intend to leave the Seller's employ; provided, however, that Seller shall not be liable to the Purchaser in respect of any Transferred Employee or Transferred Agent who does not become an employee or agent of Purchaser or who becomes an employee or agent of Purchaser and subsequently terminates his or her association with Purchaser, and Purchaser acknowledges and agrees that no such warranty, express or implied, is intended by Seller.

	4.14. Historical Data. The data provided to the Purchaser by the Seller with respect to the Seller's loan historical closing performance and mortgage loan application volume, as set forth on Schedule 4.14, is true, complete and accurate in all material respects.

                                 ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

	Purchaser hereby represents and warrants to the Seller as of the date hereof as follows:

	5.1. Organization of Purchaser; Authorization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where an Acquired Branch is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Purchaser, and in any event the Purchaser is in compliance with the laws of any such state to the extent necessary to ensure the servicing of the Acquired Pipeline Loans in accordance with the terms of this Agreement. The Purchaser has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Purchaser (except to the extent that enforceability is limited by bankruptcy and other similar laws affecting creditors rights generally), regardless of whether such enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Purchaser to make this Agreement and all agreements contemplated hereby valid and binding upon the Purchaser in accordance with their terms. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by the Seller, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that: (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

	5.2. No Conflicts. Neither the execution and delivery of this Agreement, the acquisition of the Transferred Assets by the Purchaser or the assumption of the Assumed Liabilities, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of, or default under, any of the terms, conditions or provisions of the Purchaser's charter or by-laws or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its properties are subject.

	5.3. Compliance with Applicable Laws; Permits and Licenses. The Purchaser is not in violation of any material provision of any applicable federal, state, or local law, statute, ordinance, rule, regulation, order or guideline pertaining to its loan origination, loan application processing or production practices, or otherwise relating to its purchase or sale of mortgage loans or its mortgage lending business, including but not limited to, real estate settlement procedures, fair credit reporting, and every other prohibition against unlawful discrimination or governing consumer credit, and also including, without limitation, the Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Law, in particular, Regulation Z as amended, the Flood Disaster Protection Act of 1973, and state consumer credit codes and laws; the consummation of the transactions contemplated hereby will not involve the violation of any material provision of such laws or regulations, and the Purchaser shall maintain in its possession, available for the Seller's inspection, and shall deliver to the Seller upon demand, evidence of compliance with all such material requirements. The Purchaser has not received notice of any material, unremedied violation of any Regulations, where the consequences of such violation would have a Material Adverse Effect. The Purchaser holds, or will hold prior to the Closing Date, all governmental or regulatory licenses, permits and authorizations necessary for the ownership and conduct of its business in each of the jurisdictions in which its business is presently being conducted or operated and where the Acquired Branches are located, and such governmental or regulatory licenses, permits and authorizations are, or on or before the Closing date will be, in full force and effect, except where the failure to hold any thereof or the failure of any thereof to be in full force and effect would not have a Material Adverse Effect.

	5.4. Consents and Approvals. Other than as set forth on Schedule 5.4, no consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or other third party is required to be made or obtained by Purchaser or any of its Affiliates on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not interfere in any material way with the ability of Purchaser to consummate the transactions contemplated by this Agreement, the Assumption Agreement and the Loan Application Processing Agreement.

	5.5. Litigation. There is no material action, order, writ, injunction, judgment or decree outstanding, or suit, litigation, proceeding, labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans for any officers, employees or agents of the Purchaser employed in connection with its business) arbitration, investigation or reported claim, pending or, to Purchaser's knowledge, threatened, before any court, governmental entity or arbitrator (collectively, "Purchaser Actions") relating to the Purchaser, its business or the transactions contemplated by this Agreement, except in each case for such Purchaser Actions which, if adversely determined, would not have a Material Adverse Effect.

	5.6. Brokers. Purchaser has not employed, and is not subject to any valid claim of, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions. Purchaser is solely responsible for any payment, fee or commission that may be due to the Purchaser's advisors in connection with the transactions contemplated hereby.

                                ARTICLE VI

                          ACTIONS BY THE SELLER
                  AND THE PURCHASER PRIOR TO THE CLOSING


	6.1. Conduct of Business. The Seller covenants and agrees that, from the date hereof through the Closing Date, it shall conduct the Business only in the ordinary course and in a manner consistent with the current practice of the Business. Except as contemplated by this Agreement, from the date hereof through the Closing Date, the Seller shall not, without the consent of the Purchaser, sell, pledge, dispose of or encumber any of the Transferred Assets.

	6.2.        Access to Information.    (a) From the date hereof through
the Closing Date, upon reasonable notice, the Seller shall, and shall cause each of its officers, employees, auditors and agents to: (i) afford the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Business, the Acquired Branches and the Transferred Assets; and (ii) furnish to the Purchaser such additional financial and operating data and other information regarding the Business, the Acquired Branches and the Transferred Assets, as the Purchaser may from time to time reasonably request for the purpose of consummating the transactions contemplated by this Agreement; provided, however, that such review shall not affect the representations and warranties made by the Seller in this Agreement or the remedies of the Purchaser for breaches of the Seller's representations and warranties.

	(b) Until the Closing Date, each party shall promptly inform the other in writing of any material variance or breach discovered by such party in the representations and warranties or covenants of such party pursuant to this Agreement; provided that failure by any party hereunder to give such notice shall not affect the obligations of the other party or the rights and remedies of the party failing to give notice, unless the other party is materially prejudiced by such failure.

	(c) From time to time prior to the Closing Date and upon becoming aware of any such matter, condition or occurrence, each party shall promptly inform the other in writing of any matter, condition or occurrence which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described on a Schedule being delivered concurrently with the execution of this Agreement. No such disclosure by either party shall be deemed to modify or supplement the Schedules or cure any breach of any representation or warranty made in this Agreement by such party.

	6.3.        Regulatory and Other Authorizations.   (a) Each of Seller and
Purchaser will use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state and foreign regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement, the Loan Processing Agreement or the Assumption Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Neither the Seller nor the Purchaser will take any action that will have the effect of delaying, impairing or impeding the receipt of any required approval.

	(b) If, in order to properly prepare documents required to be filed with governmental authorities, it is necessary that either Seller or Purchaser be furnished with additional information relating to the Business, the Transferred Assets or Assumed Liabilities and such information is in the possession of the other party, such party agrees to use its best efforts to furnish such information in a timely manner to such other party, at the cost and expense of the party being furnished such information.

	6.4. Insurance. Through the Closing Date, the Seller will continue to maintain insurance policies providing insurance coverage for the Business and Transferred Assets of the kinds, in the amounts and against the risks substantially as are presently in effect for the Business and the Transferred Assets; provided, however, that the risk of loss with respect to the property insured thereby is that of the Purchaser, and upon closing of the transactions contemplated hereby on the Closing Date, all proceeds payable with respect to such insured loss shall be payable to the Purchaser. After the Closing Date, the Purchaser shall provide all insurance coverage for the Business and Transferred Assets.

	6.5. Accrued Vacation of Transferred Employees. The Seller covenants and agrees that as soon as practicable, but not later than the Seller's second payroll period after the Closing Date, the Seller shall pay to each Transferred Employee the amount of vacation accrued by such Transferred Employee up to and including the Effective Date, and such Transferred Employee shall have no further rights to such accrued vacation time.

	6.6. Release from Assumed Liabilities. The Purchaser shall, at the request of the Seller, use its commercially reasonable efforts to obtain promptly the release of the Seller from any Assumed Liabilities if it can do so without incurring expense (unless reimbursed by Seller) or materially increasing its obligations under any of the Assumed Liabilities.

	6.7. Further Action. Each of the Seller and Purchaser shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the transactions contemplated by this Agreement. Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

	6.8.        Backup Documentation.   As soon as reasonably practicable,
but not less than ten (10) Business Days prior to the Closing Date, Seller shall furnish to the Purchaser detailed supporting information for the purposes of substantiating the information set forth on the Seller's schedules, which are attached hereto.

                               ARTICLE VII

                     TRANSITIONAL LOAN PROCESSING

	7.1. In General. During the Transition period, all Loans will be processed by the Purchaser consistent with the provisions of Exhibit C attached hereto. The (i) party funding the Loans, (ii) price determination,
(ii) fee structure, (iv) party owning the Loans, (v) sale of the Loans, (vi) and name of party in which Loans is to be closed, shall be as set forth on
Schedule 7 attached hereto.

	7.2. Sale of Certain Loans by Seller to Purchaser. To the extent Seller takes title to certain Loans in accordance with the terms and provisions of Schedule 7, Seller and Purchaser agree that all such Loans shall be held by Seller for no less than five (5) Business Days from the date of extension of such Loan. Thereafter, on a weekly basis, all such Loans shall be sold by Seller to Purchaser in accordance with the terms and provisions set forth on Schedule 7. Purchaser and Seller covenant and agree to develop procedures with respect to the sale of such Loans from Seller to the Purchaser as are mutually acceptable to the parties hereto.

	7.3.        Intentionally Omitted.

	7.4.        Certain Commissions Payable.   The Seller and the Purchaser
acknowledge and agree that the Seller shall remain, at all times, solely responsible for the payment of commission fees to loan officers in connection with the Portfolio Loans, Interest Rate Committed Pipeline Loans and Reject Loans. The Seller further acknowledges that (i) the commission rate payable to loan officers on such Portfolio Loans ranges between 25 to 35 basis Loan points of the principal amount of such Loan and (ii) the commission rate payable to loan officers on such Interest Rate Committed Pipeline Loans and Reject Loans is that commission rate which has been agreed to by the Seller and such loan officer for such Interest Rate Committed Pipeline Loan or Reject Loan, as the case may be. During the period commencing on the Effective Date and continuing uninterrupted for a period of one hundred fifty (150) days thereafter, Seller covenants and agrees to maintain the commission structure in effect on the date immediately preceding the Effective Date. Additionally, any "overages" or "shortages" will be split between the Seller and the loan officer. Seller acknowledges and agrees that all commissions payable to the originators of Portfolio Loans, Interest rate Committed Pipeline Loans and Reject Loans shall be the sole responsibility of the Seller.

	7.5.        Access to Facilities.   Seller covenants and agrees that
during the Transition Period, Purchaser and its agents shall have reasonable access to the Acquired Branches and the Seller's headquarters facility (collectively, the "Facilities") to install electronic transmission lines at Purchaser's sole and exclusive expense. Purchaser hereby agrees to indemnify and hold harmless each of the Seller Parties from and against any and all damages to the Facilities or damages arising out of material interference with the operations of the Facilities, together with any charges and expenses asserted by third parties with respect thereto. Further, if for any reason the transactions contemplated hereby are not consummated within the terms and conditions hereof, then the Purchaser shall, at its sole cost and expenses, remove all electronic transmission lines from the Facilities and in connection therewith, shall indemnify the Seller Parties as aforesaid.

	7.6. Operation of the Business During the Transition Period. The Seller and Purchaser acknowledge and agree that during the Transition Period
(i) the Purchaser will have the right to set the daily pricing for all first mortgage products of the Seller, (ii) the Seller will provide to the Purchaser data, on a daily basis, as to Loans which are interest rate locked as of that date and (iii) the Purchaser shall have the right to control "underwriting decisions" for the Acquired Loans. In addition, the Seller and the Purchaser each agree and acknowledge that they shall utilize all reasonable efforts to consult with the other party prior to making material decisions affecting the operation of the Business and the Acquired Branches including, but not limited to, employee-related matters. To the extent that the transactions contemplated by this Agreement are not consummated and the Seller has funded Loans at interest rates which are below market rates of interest due to the provisions of Section 7.7(i) above, then Purchaser shall promptly pay to Seller the difference between such Loan's interest rate and Seller's posted interest rate for such Loan.

	7.7. Use of Tradename and Web site. During the Transition Period, Seller grants to Purchaser a non-assignable, worldwide, royalty-free license to utilize: (i) the Seller's tradename "ComNet Mortgage Services" and
(ii) the Worldwide Web site presently utilized by Seller. Seller further covenants and agrees not to utilize in connection with the Business, at any time after the date hereof, Seller's tradename "ComNet Mortgage Services".

   				      ARTICLE VIII

                         CONDITIONS TO CLOSING

	8.1. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

	(a) Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made on and as of the Closing Date, and all the covenants and other obligations contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

	(b) No Prohibition. There shall not exist any temporary restraining order, preliminary or permanent injunction, final judgment, law or regulation prohibiting the consummation of this Agreement or the transactions contemplated hereby, or, to the knowledge of any party, any pending or threatened action by any governmental authority or private party prohibiting or seeking to prohibit the consummation of this Agreement or the transactions contemplated hereby;

	(c) Legal Opinion. The Seller shall have received from Cadwalader, Wickersham & Taft, counsel to the Purchaser, a legal opinion addressed to the Seller and dated the Closing Date, in form and substance reasonably satisfactory to the Seller;

	(d) Assumption Agreement. The Purchaser shall have executed and delivered the Assumption Agreement to the Seller;

	(e) Loan Application Processing Agreement. The Purchaser shall have executed and delivered the Loan Application Processing Agreement to the Seller;

	(f) Sublease Agreement. The Seller and Purchaser shall have agreed upon the terms and provisions of a sublease agreement to be entered into between the Seller and the Purchaser in connection with the Seller's headquarters located in Norristown, Pennsylvania; and

	(g) Additional Documents. Seller shall have received such additional documents, certificates, payments, assignments, transfers and other deliveries as it or its counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated.

	8.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

	(a) Representations and Warranties; Covenants. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by the Seller on or before the Closing Date shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof;

	(b) No Prohibition. There shall not exist any temporary restraining order, preliminary or permanent injunction, final judgment, law or regulation prohibiting the consummation of this Agreement or the transactions contemplated hereby, or, to the knowledge of any party, any pending or threatened action by any governmental authority or private party prohibiting or seeking to prohibit the consummation of this Agreement or the transactions contemplated hereby;

	(c) Assumption Agreement. The Seller shall have executed and delivered the Assumption Agreement to the Purchaser;

	(d) Loan Application Processing Agreement. The Seller shall have executed and delivered the Loan Application Processing Agreement to the Purchaser;

	(e) Legal Opinion. The Purchaser shall have received from Schnader, Harrison, Segal & Lewis LLP, counsel to the Seller, a legal opinion addressed to the Purchaser and dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser;

	(f) Additional Documents. Purchaser shall have received such additional documents, certificates, payments, assignments, transfers and other deliveries as it or its counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated;

	(g) Due Diligence. The Purchaser shall have completed the due diligence investigation of the Company, the results of which shall be reasonably satisfactory to the Purchaser;

	(h) Accrued Vacation of Transferred Employees. The Seller shall have paid to each Transferred Employee, at or prior to the Closing Date, the amount of vacation accrued by such Transferred Employee up to and including the Effective Date;

	(i) Consents and Approvals. Seller shall have obtained and provided to Purchaser all necessary consents and approvals required to be received in connection with the transactions contemplated hereby;

	(j) Branch Licenses. The Purchaser shall have obtained the branch licenses referenced in Section 5.4, from the appropriate state governmental authorities for each of the Acquired Branches; and

	(k) Sublease Agreement. The Seller and Purchaser shall have agreed upon the terms and provisions of a sublease agreement to be entered into between the Seller and the Purchaser in connection with the Seller's headquarters located in Norristown, Pennsylvania.

					 ARTICLE IX

                ACTIONS BY THE SELLER AND THE PURCHASER
                            AFTER THE CLOSING

	9.1.        Confidentiality.    The Seller, on the one hand, and the
Purchaser, on the other hand, from and after the Effective Date, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or when in the opinion of such party's counsel disclosure should be made to meet the materiality standards of the Securities Exchange Act of 1934, as amended, and applicable case law, all documents and information concerning the other party furnished it by such other party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this

Agreement. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

	(a) In the event of termination or abandonment of the transactions contemplated by this Agreement pursuant to Section 11.1, the confidentiality agreed to in Section 9.1(a) by Purchaser and the Seller shall continue in full force and effect.

	9.2.        Books and Records; Access to Information.    (a) The Seller
agrees that on and after the Closing Date it will permit the Purchaser and its Representatives, during normal business hours, to have access to, and to examine and take copies of all books and records, of the Seller which are not delivered to the Purchaser pursuant to this Agreement and which relate to the Business or the Transferred Assets, whether with respect to events occurring prior to the Closing Date, or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date. All books and records of the Seller relating to the Business or the Transferred Assets and not delivered to the Purchaser pursuant hereto will be preserved by the Seller for a period of not less than three (3) years following the Closing Date.

	(b) Subject to the provisions of Section 9.2(c), the Purchaser agrees that it shall preserve and keep all books and records with respect to the Transferred Assets and Assumed Liabilities for a period of at least three
(3) years from the Closing Date. After such three (3) period, before the Purchaser shall dispose of any such books and records, at least 90 days' prior written notice to such effect shall be given by the Purchaser to the Seller, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books or records as it may select. During such three (3) period, duly authorized Representatives of the Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

	(c) The Seller and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes, preparation for litigation or investigation of claims in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns, documents and records, or portions thereof, relating exclusively to the Business (but not including income or franchise Tax Returns or portions thereof). Each of the Seller and the Purchaser shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding Section 9.2(b), each of the Seller and the Purchaser will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Business for the taxable year of the Seller ending on or after the Closing Date and for all previous years, until the expiration of the statute of limitations of the taxable years to which such Tax Returns and other documents relate (and, to the extent notified by the other party in writing, any extensions thereof). Any information obtained under this Section 9.2(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                                  ARTICLE X

                              INDEMNIFICATION

	10.1. Survival of Certain Representations and Warranties. Other than the representations and warranties set forth in Sections 4.11 and 4.12 which shall survive until the expiration of the respective statutes of limitations with respect thereto, and the representation and warranty set forth in Section 4.7 which shall survive in perpetuity, all other representations and warranties shall survive the Closing Date for a period of twelve (12) months.

	10.2.       Indemnification by the Purchaser.    (a) The Purchaser agrees
to indemnify the Seller (and the Seller's directors, officers, employees, Affiliates, successors and assigns (collectively, the "Seller Parties")) against, and hold each of the Seller Parties harmless from all liabilities, costs and expenses of and damages to the Seller arising out of (i) the breach of any material representation, warranty, covenant or agreement of the Purchaser herein or the Assumption Agreement, (ii) the Assumed Liabilities and
(iii) the operation of the Business and the Transferred Assets after the Closing Date; provided, however, that to the extent that the Purchaser supervises, directs or otherwise controls the affairs of the Business during the Transition Period, then and in such event, and notwithstanding the foregoing, the Purchaser shall indemnify the Seller Parties for any liabilities arising out of the commission or omission of the Purchaser with respect to such affairs irrespective of the foregoing time limitations. No claim may be asserted, nor may any action be commenced, against the Purchaser for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by the Purchaser describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

	(b) No claim may be made against the Purchaser for indemnification pursuant to this Section 10.2 unless the aggregate of all liabilities and damages of the Seller with respect to this Section 10.2 shall exceed $50,000. For the purposes of this subsection (b), in computing such aggregate amount of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contributions or other similar payment payable by any third party with respect thereto.

	(c)         Payments by the Purchaser pursuant to subsection (a) of this
Section 10.2 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment payable to the Seller or any Affiliate from any third party with respect thereto.

	(d) The Seller agrees to give the Purchaser prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which it may request indemnification hereunder; provided, however, that unless Purchaser is materially prejudiced by Seller's failure to do so, Purchaser's obligations to indemnify and hold each of the Seller Parties harmless hereunder shall remain unaffected. The Purchaser shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding; the Seller may participate in such defense, but in such case the expenses of the Seller shall be paid by the seller. The Seller shall provide the Purchaser with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Purchaser in the defense or settlement thereof, and the Purchaser shall reimburse the Seller for all its reasonable out-of-pocket expenses in connection therewith. If the Purchaser elects to direct the defense of any such claim or proceeding, the Seller shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Purchaser consents in writing to such payment or unless the Purchaser, subject to the last sentence of this subsection (d), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Purchaser is entered against the Seller for such liability. If the Purchaser shall fail to defend, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, the Seller shall have the right to undertake the defense or settlement thereof, at the Purchaser's expense. If the Seller assumes the defense of any such claim or proceeding pursuant to this subsection (d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Seller shall give the Purchaser prompt written notice thereof, and the Purchaser shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

	(e) Except as set forth in this Agreement or the Assumption Agreement, the Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained herein.

	10.3.       Indemnification by the Seller.    (a) The Seller agrees to
indemnify the Purchaser (and the Purchaser's directors, officers, employees, Affiliates, successors and assigns (collectively, the "Purchaser Parties") against, and hold each of the Purchaser Parties harmless from all liabilities, costs and expenses of and damages to the Seller arising out of (i) the breach of any material representation, warranty, covenant or agreement of the Seller herein and (ii) the operation of the Business and the Transferred Assets prior to the Closing Date; provided, however, that to the extent that the Seller supervises, directs or otherwise controls the affairs of the Business during the Transition Period, then and in such event, and notwithstanding the foregoing, the Seller shall indemnify the Purchaser Parties for any liabilities arising out of the commission or omission of the Seller with respect to such affairs, irrespective of the foregoing time limitations. No claim may be asserted, nor may any action be commenced, against the Seller for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by the Seller describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 9.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

	(b) No claim may be made against the Seller for indemnification pursuant to this Section 10.2 unless the aggregate of all liabilities and damages of the Seller with respect to this Section 10.2 shall exceed $50,000. For the purposes of this subsection (b), in computing such aggregate amount of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contributions or other similar payment payable by any third party with respect thereto.

	(c)         Payments by the Seller pursuant to subsection (a) of this
Section 10.2 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment payable to the Seller or any Affiliate from any third party with respect thereto.

	(d) The Purchaser agrees to give the Seller prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which it may request indemnification hereunder; provided, however, that unless Seller is materially prejudiced by Seller's failure to do so, Seller's obligations to indemnify and hold each of the Purchaser Parties harmless hereunder shall remain unaffected. The Seller shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding; the Seller may participate in such defense, but in such case the expenses of the Seller shall be paid by the Seller. The Purchaser shall provide the Seller with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Seller in the defense or settlement thereof, and the Seller shall reimburse the Purchaser for all its reasonable out-of-pocket expenses in connection therewith. If the Seller elects to direct the defense of any such claim or proceeding, the Purchaser shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Seller consents in writing to such payment or unless the Seller, subject to the last sentence of this subsection (d), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Seller is entered against the Purchaser for such liability. If the Seller shall fail to defend, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, the Purchaser shall have the right to undertake the defense or settlement thereof, at the Seller's expense. If the Seller assumes the defense of any such claim or proceeding pursuant to this subsection (d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Purchaser shall give the Seller prompt written notice thereof, and the Seller shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

	(e) Except as set forth in this Agreement, the Seller is not making any representation, warranty, covenant or agreement with respect to the matters contained herein.

   				   	  ARTICLE XI

			     TERMINATION AND ABANDONMENT

	11.1. Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing
Date:

	(a)         by mutual written consent of the Purchaser and the Seller;
and

	(b) by the Purchaser or the Seller if the Closing has not occurred within 45 days of the date hereof for any reason; provided, however, that in the event that the only closing condition which has not been satisfied prior to such date is the closing condition referenced in Section 8.2(j), then the Closing Date will be extended for a maximum of an additional 30 days.

	11.2. Procedure Upon Termination. In the event of termination and abandonment by the Purchaser or by the Seller, or both, pursuant to
Section 11.1, written notice thereof shall be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by the parties. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

	(a) each party hereto will redeliver all documents, work papers and other material (and all copies thereof) of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

	(b) all confidential information received by either party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 9.1.

	11.3. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except that the provisions of Section 9.1 (Confidentiality) and Article XII (Miscellaneous) and this Section 11.3 shall survive any such termination.

                                 ARTICLE XII

                                MISCELLANEOUS

	12.1. Specific Performance. It is expressly understood and agreed that the material breach of any covenant contained in this Agreement will result in irreparable injury to the other party and that therefore such other party shall be entitled to specific performance thereof.

	12.2. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Purchaser, or by Purchaser without the prior written consent of Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

	12.3. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered in person or by courier or by facsimile transmission as follows (or at such address or facsimile number of which notice shall have been duly given in accordance with this
Section 12.3):


       If to Purchaser:         American Home Mortgage Corp.
                                114 West 47th Street, 17th Floor
                                New York, NY 10036
                                Telephone: (212) 755-8600
                                Facsimile: (212) 812-0278
                                Attention:  Michael Strauss, President

       With a copy to:          Cadwalader, Wickersham & Taft
                                100 Maiden Lane
                                New York, NY 10038
                                Telephone: (212) 504-6000
                                Facsimile: (212) 504-6666
                                Attention:  Louis J. Bevilacqua, Esq.

       If to Seller:            Commonwealth Bank
                                Mailing Address:
                                  P.O. Box 2100
                                  Valley Forge, PA 19482-2100
                                Street Address:
                                  2 West Lafayette St.
                                  Norristown, PA 19401
                                Telephone: (610) 313-1510
                                Facsimile: (610) 313-1545
                                Attention: Patrick Ward, President

       With a copy to:          Commonwealth Bank
                                Mailing Address:
                                  P.O. Box 2100
                                  Valley Forge, PA 19482-2100
                                Street Address:
                                  2 West Lafayette St.
                                  Norristown, PA 19401
                                Telephone: (610) 313-1779
                                Facsimile: (610) 313-2270
                                Attention: Ted Aicher, Vice President and
                                Treasurer

                                and

                                Schnader, Harrison, Segal & Lewis LLP
                                1600 Market Street, 36th Floor
                                Philadelphia, PA 19103
                                Telephone: (215) 751-2370
                                Facsimile: (215) 751-2205
                                Attention:  Walter B. Ferst, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others. Any failure by any party to deliver copies of any notice shall not, in itself, affect the validity of such notice if otherwise properly made to the other party.

	12.4. Choice of Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

	12.5. Entire Agreement; Amendments and Waivers. This Agreement, together with the Assumption Agreement and the other documents, instruments, agreements, schedules and exhibits referenced herein or therein constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

	12.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

	12.7. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

	12.8. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

	12.9. Expenses. Seller and Purchaser will each be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement.

	12.10. Publicity. The parties agree to notify each other prior to issuing any press release or making any public statement regarding the transactions contemplated hereby, and will attempt to obtain the reasonable approval of the other party prior to making such release or statement, including, without limitation, any press release issued by either or both of the parties in connection with the Closing.

	IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed this Agreement as of the day and year first above written.

                                   AMERICAN HOME MORTGAGE CORP.




                                   By:
                                      -----------------------------------
                                       Name:  Michael Strauss
                                       Title:  President


                                   COMMONWEALTH BANK




                                   By:
                                      -----------------------------------
                                       Name: Patrick Ward
                                       Title: President

                               EXHIBIT A

                     Form of Assumption Agreement








































                                    A-1


                                 EXHIBIT B

                   Form of Loan Processing Agreement

                                 EXHIBIT C

                   Loan Processing and Closing Services
                      During the Transition Period

	This Exhibit shall set forth the terms under which Purchaser shall act as exclusive administrative processing and closing agent during the Transition Period for the Seller in respect of the Business, in accordance with the terms and provisions of Schedule 7.

	1. Purchaser shall proceed with, and be responsible for, processing the Loans according to Purchaser's lending guidelines applicable to the particular Loan, including, but not limited to, the applicable investor manual or Purchaser correspondent lending manual (the "Manual"), and in accordance with any and all applicable laws and regulations including, but not limited to, the FNMA and FHLMC guidelines, as applicable. Purchaser's responsibility shall include without limitation the following (as applicable):

                    (a) reviewing the initial loan application to determine if the loan application is both complete and accurate;

                    (b)  ordering and obtaining credit reports;

                    (c)  ordering and obtaining appraisals;

                    (d) entering the information necessary to comply with the Home Mortgage Disclosure Act, 12 U.S.C.A. 2801, et seq., as amended, and Federal Reserve Board Regulation C, 12 C.F.R. 203, all as may be amended (collectively, "HMDA");

                    (e) if requested by Seller, compiling and maintaining the information necessary to the Seller to comply with the Community Reinvestment Act, 12 U.S.C.A. 2901, et seq., and the regulations thereunder, all as may be amended ("CRA");

                    (f) processing applications for closing in accordance with the Manual and preparing Loan documents which meet those guidelines as they change from time to time; provided, however, that a non-material inconsistency with the Manual which does not effect the quality, regulatory compliance, or saleability of such loan or which does not have a materially adverse economic impact on such loan, shall not be deemed a breach of the provisions hereof;

                    (g) underwriting the application in accordance with the underwriting guidelines applicable to the particular Loan application;

                    (h) closing the Loans in the name of ComNet with funds provided by Seller;


                                    C-1


                    (i) such other actions as are necessary or appropriate to obtain the closing of the Loans and utilizing at least such levels of diligence and care as Purchaser utilizes in connection with obtaining the closing of mortgage loans for its own account; and

                    (j)  closing the Loans using approved closing agents.

	2. In connection with the Interest Rate Committed Pipeline Loans and Portfolio Loans, funding of such loans shall occur as follows:

			  (a)  Loan proceeds will be wired, as immediately available
				 funds, by Seller to trust accounts designated by
				 Purchaser's settlement agents;

			  (b) Purchaser shall initiate wires by submission of a standard request to Seller;

			  (c)  Purchaser will require settlement agents to furnish
				 Seller, in accordance with their normal practice, a
				 list of checks written for the loans closed by
				 Purchaser for Seller's account, showing check number,
				 loan number and amount; and

			  (d)  The parties hereto agree and acknowledge that Seller
				 shall be responsible for providing funds to Purchaser
				 prior to the closing of each such loan, for the
				 payment of all mortgage recording taxes applicable to
				 such loan which is closed by Purchaser for Seller's
				 account.

	3. It shall be the responsibility of Purchaser to provide to each applicant and borrower any and all disclosures required by any and all laws and regulations, to be provided to applicants and borrowers between the time the application for a loan is taken and the closing of such loan.

	4. Purchaser shall comply, in all material respects, with all laws and regulations applicable to such loan, including without limitation:

			  (a) Real Estate Settlement Procedures Act, 12 U.S.C.A. 2601, et seq. and HUD Regulation X, 24 C.F.R. 3500
                         ("RESPA");

                    (b) Equal Credit Opportunity Act, 15 U.S.C.A. 160, et seq. and Regulation B, 12 C.F.R. 202 ("ECOA");

                    (c) Fair Credit Reporting Act, 15 U.S.C.A. 1681, et seq. and any regulations issued thereunder ("FCRA");

                    (d) Truth-in-Lending Act, 15 U.S.C.A. 101, et seq. and Regulation Z, 12 C.F.R. 226 ("TILA");


                                    C-2


                    (e) The Flood Disaster Protection Act, 42 U.S.C.A. 4001, et seq. ("FDPA"); and

                    (f)  Individual state laws and regulations.

	5. Notwithstanding the obligation of Purchaser to underwrite the Seller loans which are the subject matter of this Agreement, in connection with the Interest Rate Committed Pipeline Loans and the Portfolio Loans, in accordance with the terms of this Exhibit C, Seller reserves the right to review the underwriting documentation on such Interest Rate Committed Pipeline Loans and Portfolio Loan applications.

	6. If, in the course of performing the services set forth in this Exhibit, Purchaser discovers any discrepancy, error or unusual circumstance concerning a loan, Purchaser shall promptly notify Seller in accordance with the notice provisions hereof or such other person as he or she designates in writing. Seller shall, within two (2) Business Days of receipt of such notice, advise Purchaser of how to proceed with said loan. In the event that Seller instructs Purchaser to close such loan regardless of discrepancy, error or unusual circumstance, then to the extent such closing requires additional time or expense on the part of Purchaser, Seller will compensate Purchaser accordingly.

	7. Purchaser agrees to pay third party vendors all properly due and owing fees in connection with the Loans and to provide Seller on a monthly basis with a report itemizing all such fees, accompanied by evidence of such payment. In the event that any such fee actually was received by Seller and had not been previously turned over to Purchaser by Seller, upon request by Purchaser and solely by proof of invoice, then Seller shall promptly reimburse Purchaser for such fee.

	8. If the Seller offers a custom mortgage loan that the Purchaser originates, processes and closes for the benefit of the Seller, and the Seller retains all the rights to, enjoys all the benefits of and is subject to all of the risks associated with such mortgage applications, then the Purchaser shall receive from the Seller an administrative fee of $1,100 per closed loan, which amount shall be delivered to the Purchaser promptly upon closing of such loan.

	9. Seller shall execute a power of attorney in favor of Purchaser to facilitate the closing of the Bank Loans, Portfolio Loans and Interest Rate Committed Pipeline Loans.













                                    C-3